Exhibit 10.12

This Agreement dated August 12,2009, is between Dais Analytic Corporation (hereinafter referred to as “Company”), a New York corporation, having its principal place of business at 11552 Prosperous Drive, Odessa, FL 33556 and Harold Mandelbaum, having his principal place of business at 555 5th Avenue, 9th Floor, New York, New York 10017 hereinafter referred to as “Consultant”. Company and Consultant are also both hereinafter referred to individually as “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, the Consultant is a certified public accountant; and

WHEREAS, Company has secured and desires to retain the services of Consultant as Company’s Chief Financial Officer (“CFO”) performing all necessary, advisable and/or requested services customarily performed by CFO of a public company of similar stature and complexity; and

WHEREAS, Consultant has provided and desires to continue to provide such services to Company; and

WHEREAS, the parties wish to document the terms and conditions under such services were rendered and will continue to be rendered; and

NOW THEREFORE, the Parties agree as follows:

1.
Performance by Consultant. Consultant was engaged and continues as of the date hereof to be engaged by Company to act as its Chief Financial Officer pursuant to the terms and conditions of this Agreement. From the date of his engagement Consultant represents, acknowledges and agrees that he has been and will continue to be subject to the direction of the Board of Directors and the Company’s CEO, and has and will continue to perform and discharge well and faithfully all duties typically related to such a position in a public company in addition to any additional duties as may be assigned to him from time to time by Company in connection with the conduct of its business. Consultant understands the scope and nature of the services he performs under this Agreement, which include, but not be limited to, financial planning, budgeting, preparing, reviewing, and executing SEC reports, interfacing with audit staff, preparing monthly, quarterly and year end financials, supervising the closings relating to the forgoing financials, addressing SOX 404 requirements, overseeing the accounting personnel, reviewing financial controls, assuring Company’s financial records are in compliance with generally accepted accounting practices, executing and filing all reports required by the Securities and Exchange Commission on a timely basis and performing all business planning services for Company. Consultant represents that he has and shall continue to use his best efforts to perform said services expediently, in a good and professional manner, using competent personnel, in conformance with the terms of this Agreement and abiding by all applicable accounting standards and all federal, state and local laws and regulations. Said services  are  performed on a part-time basis with Consultant dedicating at least twenty (20) hours per week to Company’s business with additional time to be provided as needed or advisable to meet the requirements of the position and the reasonable deadlines of the business.  Such services have and shall be rendered by Consultant primarily from his principal place of business in New York City and, as and to the extent necessary or advisable, the Company’s Odessa facility. Company has and agrees to continue to cooperate with Consultant and to furnish Consultant all information and data concerning Company and its operations (“Information”) which Consultant deems necessary or appropriate for the purposes of fulfilling his services under this Agreement. During the course of this Agreement, Company has and shall continue to maintain Directors and Officer liability insurance and Consultant shall, to the extent provided by said policy, be insured there under.

2.	Compensation. As full compensation for all services rendered or to be rendered by Consultant pursuant to the terms and conditions of this Agreement, Company:

(a) shall, commencing on May 1, 2009, pay Consultant, for each full month in which Consultant performed or performs the services described herein pursuant to the terms and conditions of this Agreement, the sum of Three Thousand Three Hundred and Thirty Three Dollars ($3333.00). Any such payment shall be due and payable within 30 days of Company’s receipt of Consultant’s invoice describing in reasonable detail ( including a schedule of hours worked and issues addressed in each such hour) the services provided by Consultant to Company in the month relating to the invoice; and

(b) issued to Consultant, on May 1, 2009, an option to purchase Two Hundred Thousand (200,000) shares of Common Stock of the Company ("Option").  The Option was granted pursuant to and exercisable in accordance with the Non-Qualified Stock Option Agreement executed by the parties and attached hereto as Exhibit A, the terms and conditions of which are incorporated herein by reference.

3.
Term. Consultant represents and agrees that all such services were rendered and will continue to be rendered subject to and in accordance with the terms and conditions of this Agreement. This Agreement may be terminated, with or without cause, by either party upon written notice.  In the event of termination by either party, the Consultant shall immediately convey in writing all work product , reports, records, correspondence, work books, inventions, discoveries, plans, formulas, processes, strategies and theories contemplated, discussed or under development along with current status of all projects upon which he is working prior to his departure (“Work Product”).  In addition, this  Agreement shall automatically terminate upon the death or permanent disability of Consultant.  The exercise of the right to terminate by Company or Consultant shall not abrogate the rights and remedies of the terminating party with respect to a breach of this Agreement. All payments under this section, with the exception of those earned and owing as of the date of termination, shall cease upon termination of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Company shall not be liable for any amounts due to Consultant as of the date of termination until all of the above Work Product is delivered to Company in an orderly and legible condition.

4.
Expenses. The Company will reimburse Consultant for actual and reasonable expenses incurred     in travel to Company’s Odessa Florida facility provided said expenses are pre- approved by Company in writing.  Consultant shall not be entitled to any compensation, benefits, expenses or other payments, other than those specifically provided for in this Agreement.

5.
Confidential Information.
(a) Consultant recognizes and acknowledges that the Company’s Confidential Information, as defined below and as it may exist from time to time, is a valuable, and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of the Consultant’s duties hereunder. Consultant has not and will not during or after the term of this Agreement, in whole or in part, disclose, publish or make accessible such Confidential Information which Consultant may now possess, may obtain during the term of this Agreement, or may create prior to the end this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (excluding court orders or subpoenas) nor shall the Consultant make use of any such property for Consultant’s own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of this Agreement without prior written approval of Company. Consultant has not and may not employ third parties to perform the services without the express written consent of the Company, and only after having executed an agreement containing provisions at least as restrictive as the provisions contained herein and provided said agreement conveys to Company all the rights and obligations to be afforded to it by the no hereunder. Employing a third party shall not relieve Consultant of its obligations under any provision of this Agreement and Consultant shall be liable for any breach of this Agreement by its third parties. .

(b.) For the purposes of this Agreement, Confidential Information shall be defined as any and all trade secrets, know-how, proprietary information and other data or information of any nature ( including, but not limited to, any idea, product or product concepts, improvement, inventions (including but not limited to discoveries, concepts, and ideas), innovation, process, product, method, development, discovery, sample, research, technical data, design, formula, device, pattern, concept, techniques, marketing plans, strategies, forecasts, customer lists, financial records or information, information regarding products, designs, methods, systems, software programs, schematic model, diagram, drawing, flow chart, chemical mixture, product specification, plan for new or revised product, compilation of information, work in progress and any modifications, revisions, enhancements or improvements thereto, whether patentable or not) disclosed or made available to Consultant or known to Consultant as a direct or indirect consequence of or through the relationship with the Company or created by either Company or Consultant, whether alone or with another party, during the performance of this Agreement and not generally known to the public.

(c.) Consultant has the same obligations under this Agreement with respect to Generated Items as it has with respect Company’s Confidential Information. For the purpose of this Agreement “Generated Items” shall mean (1) all materials or products generated or made from Confidential Information and (2) all technical data that (2a) reasonably pertains to the identity or performance of Confidential Information or (2b) is generated using Confidential Information or those materials or products defined under (1). At the conclusion of this agreement Consultant shall return to Company all Confidential Information.

6.	Ownership.

(a) All information of any nature, created, discovered, or developed during the performance of this Agreement by either Company or Consultant, whether alone or with any other party, or in part or in whole, or by Company, whether alone or with another party before, or in part or in whole, during or after this Agreement, or in which property rights have been assigned or otherwise conveyed to the Company is Confidential Information and shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Consultant acknowledges the foregoing and also acknowledges that this Agreement is a “work for hire” Agreement and hereby waives, assigns and transfers to Company or to any person, or entity designated by the Company, any and all rights and interest Consultant has or may acquire to said information made or conceived by Consultant, solely or jointly, or in whole or in part, in performance of the Agreement. Consultant represents and warrants that neither it, its employees, if any, or any approved third parties assigned to this Agreement by Consultant have entered into any agreement or have any other obligation of any nature which would contradict or otherwise impinge upon the obligations hereunder or the rights to be conveyed to the Company under the Agreement. Consultant warrants and represents that it has secured such rights by contract from its employees and any approved third party it employs under this Agreement and therefore has full and unrestricted power and authority to enter into this Agreement and to grant the rights defined above exclusively to Company. Consultant further represents and warrants that no pre-existing work shall be integrate into work produced hereunder by it,  its employees or approved third parties unless Consultant has obtained a valid license complying with the terms of this Agreement and said license permits the Company to exclusively use such pre-existing  work. Further Consultant represents and warrants that the work produced hereunder by it, its employees, if any, and its approved third parties does not infringe on the proprietary rights of any third party.

(b)  Consultant will promptly disclose and cause its employees, if any, and any approved third parties assigned hereunder to disclose to the Company, or any persons designated by it, all improvements, modifications, developments, documentation, data, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned or proposed by Consultant, either alone or jointly with others, and by the approved third parties, either alone or jointly with others, during the period of this Agreement which are in any way related to or useful in the actual, anticipated or potential businesses of the Company, or the result of tasks assigned to Consultant by the Company or resulting from use of premises or equipment owned, leased or contracted for by the Company. Any invention relating to   services or products to be completed by Consultant or its approved third parties under this Agreement which is created by Consultant within six (6) months following the termination or completion of this Agreement shall be deemed to fall within the provisions of this Agreement unless established by Consultant using written documentation to have been first conceived and made following such termination or completion.

7.
Assignment of Inventions.
(a) Consultant hereby waives, assigns and transfers to the Company any rights Consultant may have or may acquire in all inventions (including, but not limited to, ideas, discoveries, processes and improvements) created or proposed as a direct or indirect result of the work performed under this Agreement and agrees that all said inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Consultant further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said inventions in any and all countries, including, but not limited to, Consultant executing all documents necessary:

(i) to apply for, obtain and vest in the name of the Company (unless the Company otherwise directs) letters   patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(b) Consultant’s obligation to reasonably assist the Company in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination or completion of this Agreement.

(c) Company shall compensate the Consultant at a reasonable and customary rate for services provided by Consultant, at Company’s written request, in assisting Company pursuant to Section 7(a), 7(b) or 7(e).

(d) Consultant acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are being created at the instance of the Company and are “works for hire”, as that term is defined in the United States Copyright Act (17 USC Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity

(e) In the event Company is unable, after reasonable effort, to secure Consultant’s signature,  regardless of reason, on any letters patent, copyright or other analogous protection relating to an invention created during the term of this Agreement or the term designated in Section 6 (a), Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Consultant. Consultant’s obligation to assist Company in obtaining and enforcing patents and copyrights for such inventions in any and all countries shall continue beyond the cancellation or termination of this Agreement.  Consultant shall be responsible for having all inventions owned by Company pursuant to the terms of this Agreement and made by any of Consultants employees or approved third parties immediately assigned to Consultant or Company, as Company shall direct.

8.	Specific Remedies. If Consultant has committed or commits a breach of any of the provisions of the Agreement, the Company shall have in addition to all remedies available under the law:

(a.) The right and remedy to have such provision specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy.

(b.) The right and remedy to require Consultant to account for and pay over to Company all compensation, profits monies, accruals, increments or other benefits (collectively “benefits”), derived or received by Consultant as the result of any transaction constituting a breach of any such provisions, and Consultant hereby agrees to account for and pay over such benefits to the Company.

9.
Assignment of Agreement. This Agreement may not be assigned by any Party hereto without the written consent of the other Party. This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors.

10.
Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, prepaid and return receipt requested, to Consultant at its principal place of business listed above and to Company at its address set forth above, Attention: President, Dais Analytic Corporation. Either Party may change the address to which it desires notices be mailed by providing written notice of the address change the above prescribed manner.

11.
Waiver of Breach. A waiver by the Company or Consultant of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the other Party.

12.
Survival. Sections 5,6,7, 8, 13 and 14 in addition to any other provision of this Agreement providing for survival shall remain in effect indefinitely and shall survive the termination of this Agreement.

13.
Indemnification and Insurance.  Consultant agrees to indemnify, defend and hold Company harmless from any claims, expenses, losses or damages threatened or assessed against Company (including but not limited to all such claims, expenses, losses or damages for personal injury or death or for damage to, or loss of, property) (“Losses”) resulting from any negligent act, error, omission or willful act on the part of Consultant with respect to services provided under this Agreement. Consultant represents that he has and shall maintain error and omission insurance in an amount reasonably satisfactory to Company and shall provide Company a certificate of insurance evidencing said insurance and naming Company as an additional insured. Said insurance shall provide coverage for any Losses relating to Consultant’s performance of this Agreement. Consultant hereby acknowledges that he is accountable for his own federal, state, city and self employment taxes, social security payments, all liability insurances, including but not limited to worker’s compensation insurance, medical insurances and any other taxes, penalties or charges imposed by any governmental or regulatory agency. The Consultant agrees to sign a completed W-9 certificate prior to issuance of any monies under this Agreement. Consultant hereby waives all claims of any nature against Company with regard to any injuries sustained by him or any of his employees or agents in the performance of this Agreement and shall indemnify, defend and hold harmless Company, its directors, employees and agents from and against any and all damages, claims, costs or expenses of any nature, including but not limited to reasonable attorneys fees, which arise from or are related to any injury sustained by Consultant, it’s agents, or employees in performance of this Agreement. Consultant shall and has secured in writing substantially the same waiver in favor of Company from each of its employees, if any, and its approved third parties.

14.
Independent Consultant. In all things undertaken by the Parties with relation to this Agreement, it is specifically understood and agreed that Consultant shall be and remain at all times, an independent Consultant, and neither Consultant nor any of his employees, agents or consultants shall be treated as a servant, agent or employee of Company. Nothing contained herein shall be construed to imply a joint venture between Consultant and Company.  Company shall have no voice in the selection, discharge, supervision, or control of Consultant’s employees or representatives, if any, nor shall it have any right to direct or control Consultant, subject only to the general objectives, requirements and direction of the Company’s Board of Directors and Chief Executive Officer. The manner in which the services Consultant provides under this Agreement are performed and the specific hours are determined by the Consultant, provided the services are performed during customary working hours, includes as many hours as reasonably necessary to fulfill the Consultant’s obligations under this Agreement and Consultant regularly consults with Company regarding fulfillment of the Company’s objectives. Consultant shall provide all facilities and labor necessary to complete this Agreement. Consultant accepts full and exclusive responsibility and liability for all filing requirements, taxes, benefits or expenses associated with this Agreement including but not limited to: (i)filing all returns, including but not limited to state, Federal and NYC income tax returns, (ii) payment of federal, state and NYC taxes of any and all nature (ii) any and all withholding responsibilities, (iii) any and all contributions and withholding for unemployment insurance, old age pension or retirement, and (iv) any other benefits of any nature imposed by any law, regulation or otherwise and whether or not measured by or attributed to wages, salaries or other remuneration paid or payable by Consultant to employees of Consultant engaged in the work carried out pursuant to this Agreement, or by voluntary or contractual benefit plans between Consultant and its employees which require contributions by Consultant. Neither Contractor or his employees or representatives, if any, shall be entitled to or receive any benefit normally provided to Company’s employees. Company shall not be responsible for withholding any income or other taxes or any other amounts, regardless of nature, from the payments to Contractor. Company shall prepare and file a Form 1099 for each taxable year in which Consultant offers services under this Agreement. Neither Consultant nor Company shall have the right, power or authority to create any obligation, express or implied, on behalf of the other. Company acknowledges that Consultant is in the business of providing financial and accounting services to others and that Consultant’s services shall not be exclusive to Company during the term of this Agreement. Nothing contained in this Agreement shall be construed to limit or restrict Consultant in providing such services to others other than as required to meet Consultant’s obligations to Company under the terms of this Agreement.

15.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Florida, not including, however, any conflict of laws rule of such State which may direct the application of the laws of any other jurisdiction. Each Party agrees to submit to the jurisdiction of the courts of the State of Florida. Any award hereunder shall be final and binding upon the Parties and may, if necessary, be enforced by any court or other competent authority.

16.
Severability.  If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be modified, if possible, to the extent necessary to make it legal and enforceable or, if necessary, severed from the agreement and in the latter event the Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement and all other  provisions shall remain in full force and effect .

17.	Captions. The captions included in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of this Agreement.

18.
No Implied License. Nothing contained in this Agreement shall be implied to grant the Consultant any license with respect to the services performed or products produced hereunder or the results thereof.

19.
Entire Agreement. This Agreement contains the entire agreement of the Parties and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications by the Parties. It may be changed only by an agreement in writing signed both Parties.

20.	Authority. Each Party to this Agreement represents that the individual executing this Agreement on its behalf is duly authorized to bind such Party to this Agreement according to its terms.

21.
Modifications to Agreement.  No change, modification of or alteration to this Agreement of any nature, including, but not limited to, any technical changes, modifications or alterations to deliverables required hereunder, shall be effective unless first made in writing and signed by Timothy Tangredi, on behalf of Company, and Consultant.

22.	Public Notice. Consultant shall not make public the existence of this Agreement or the work done hereunder without prior written permission from Company.

23.	Language. The language in all parts of this Agreement shall in all cases be construed simply, as a whole and not strictly for or against any party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and the year first hereinabove written.

Dais Analytic Corporation	Harold Mandelbaum

By: /s/TIMOTHY TANGREDI	By: /s/ HAROLD MANDELBAUM

Printed Name: Timothy Tangredi	Printed Name: Harold Mandelbaum
Title: President	Title: Consultant

DAIS ANALYTIC CORPORATION
2000 INCENTIVE COMPENSATION PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the 1st day of May, 2009 (the “Option Date”), between Dais Analytic Corporation, a New York corporation (the “Company”), and Harold Mandelbaum, a consultant to the Company or one of its subsidiaries (the “Optionee”).

WHEREAS, the Company established the 2000 Incentive Compensation Plan (the “Plan”) to advance the interests of the Company by attracting and retaining qualified and competent employees and consultants through encouragement of stock ownership in the Company; and

WHEREAS, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), pursuant to the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

1. Grant of Option.  The Company hereby grants to the Optionee the right and Option (hereinafter called the “Option”) to purchase from the Company Two Hundred Thousand  (200,000) shares (the “Option Shares”) of the Common Stock of the Company, or any part of such number, on the terms and conditions herein set forth.  It is intended that the Option shall constitute a nonqualified stock option@ within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price.  The exercise price of the Option Shares shall be Nineteen Cents ($.19) per share, as adjusted pursuant to paragraph 9 hereof.

3. Term of Option.  The term of the Option shall be for a period of ten (10) years from the Option Date, subject to earlier termination as hereinafter provided.

4. Exercise of Option.  Subject to the provisions of Sections 7 and 11 hereof, the Option may be exercised during the term specified in Section 3 as follows:

(a) Fifty Thousand (50,000) Option Shares shall vest on the anniversary of third (3rd) month following the date of this Option; and

(b) an additional Fifty Thousand (50,000) Option Shares shall vest every three (3) months thereafter until the entire number of Option Shares is vested.

5. Restrictions on Disposition.  All Option Shares acquired by the Optionee pursuant to this Agreement shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law.  As a condition precedent to receiving Option Shares upon the exercise of this Option, the Company may require that the Optionee submit a letter to the Company stating that the Option Shares are being acquired for investment and not with a view to the distribution thereof.  The Company shall not be obligated to sell or issue any shares of Common Stock pursuant to this Agreement unless, on the date of sale and issuance thereof, the shares of Common Stock are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder.  All Option Shares issued to the Optionee pursuant to this Agreement may bear a restrictive legend summarizing any restrictions on transferability applicable thereto, including those imposed by Federal and state securities laws.

6. Not a Contract of Service.  So long as the Optionee shall continue to be an consultant of the Company or one or more of its subsidiaries or affiliates, the Option shall not be affected by any change in the Optionee’s services.  Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the service of the Company or of any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any such subsidiary or affiliate to terminate the services of the Optionee at any time.

7. Method of Exercising Option.

(a) Subject to the terms and conditions of this Option Agreement and such administrative regulations as may be adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Option may be exercised by written notice to the Chief Financial Officer of the Company at the principal office of the Company.  Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option.  Such notice shall be accompanied by payment of the full exercise price of such Option Shares, which payment shall be made either (i) in cash, (ii) certified check or bank draft payable to the Company or (iii) by delivery of shares of Common Stock of the Company with a Fair Market Value equal to the exercise price, or by a combination of (i), (ii) and/or (iii) which together shall equal the exercise price.  The certificate or certificates for the Option Shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option, or if the Optionee so elects, in the name of the Optionee or one other person as joint tenants, and shall be delivered as soon as practicable after the notice shall have been received.

(b) For purposes of this Agreement, “Fair Market Value” of the Common Stock on any given date shall be determined by the Committee under the Plan as follows: (a) if the Common Stock is listed for trading on one or more national securities exchanges, or is traded on the automated quotation system of NASDAQ (the “NASDAQ”), the average of the highest and lowest reported sales prices on the principal such exchange or on NASDAQ on the date in question, or, if such Common Stock shall not have been traded on such principal exchange on such date, the average of the highest and lowest reported sales prices on such principal exchange or on NASDAQ on the first day prior thereto on which such Common Stock was so traded; or (b) if the Common Stock is not listed for trading on a national securities exchange or on NASDAQ, as determined in good faith by the Committee, which determination shall be final and binding on all parties.

8. Withholding Requirements.  Upon exercise of the Option by the Optionee and prior to the delivery of Option Shares purchased pursuant to such exercise, the Company shall have the right to require the Optionee to remit to the Company cash or shares of Common Stock in an amount sufficient to satisfy applicable federal and state tax withholding requirements.  The Company shall, within two (2) business days after receiving from the Optionee notice that such Optionee intends to exercise, or has exercised, all or a portion of the Option, inform the Optionee as to whether it will require the Optionee to remit cash or Common Stock for withholding taxes in accordance with the preceding sentence.

9. Adjustments.  The number, class and price per share covered by the Option shall be adjusted by the Committee, whose good faith determination with respect thereto shall be conclusive, to reflect any stock dividend, common stock split, share combination, exchange of shares, merger, consolidation, recapitalization, separation, reorganization, liquidation or extraordinary dividend payable in stock of a corporation other than the Company, all for the purpose of providing dilution protection for the Common Stock, such that Optionee shall be entitled to purchase the number of shares which Optionee would have been entitled to receive immediately following such event had this Option been exercised in full immediately prior to such event.

10. General.  The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

11.Termination.  In the event an Optionee’s continuous status as an consultant of the Company or a subsidiary or affiliate of the Company terminates (other than for cause, as determined by the Company)  Optionee (or his estate of legal representatives, as the case may be) may exercise his Option, to the extent the Optionee shall have been entitled to do so at the date of his or her termination pursuant to Section 4 hereof, for a period of 90 days following  the date of such termination, or, for a longer period of time as may be determined by the Committee, but in no event later than the expiration of the term of the Option, and to the extent that the Option is not exercised within such 90 day period, the Option shall thereupon terminate and be of no further force or effect.  In the event that termination is for cause, the Option, to the extent not exercised on or before the date of termination, shall thereupon terminate and be of no further force or effect.

12. Incorporation by Reference of Plan Provisions.  Each and every one of the terms, conditions and limitations of the Plan is hereby incorporated herein by this reference, and all such terms, conditions and limitations supersede any inconsistent provisions contained herein.  By accepting the grant of the Option covered by this Agreement, the Optionee hereby expressly acknowledges that he has received and read a copy of the Plan and that he agrees to be bound by the terms, conditions and limitations of the Plan and this Agreement.

13. Status.  Neither the Optionee nor the Optionee's executor, administrator, heirs or legatees shall be or have any rights or privileges of a shareholder of the Company in respect of the Option Shares issuable upon exercise of the Option granted hereunder unless and until the Option is validly exercised and the Company has caused the Optionee's name to be entered as the shareholder of record on the books of the Company.

14. Company Authority.  The existence of the Option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15. Disputes.  As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Option Agreement shall be determined by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Option Agreement shall be final, binding and conclusive.

16. Binding Effect.  This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

17. Governing Law.  This Option Agreement is a New York contract and shall be construed under and be governed in all respects by the laws of New York, without giving effect to the conflict of laws principles of New York law.

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IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by an officer hereunto duly authorized, and the Optionee has hereunto set his or her hand, all as of the day and year first above written.

DAIS ANALYTIC CORPORATION

By:	/s/ Timothy N. Tangredi
Name: Timothy N. Tangredi
Title: President

OPTIONEE

By:	/s/ Harold Mandelbaum
Signature

Name: Harold Mandelbaum
Address: 555 Fifth Avenue
9th Floor
New York, N.Y. 10017